Exhibit 99.1
News Release

For Immediate Release: January 29, 2018	Contact: Sara Jenning, 574-235-2128
1ST SOURCE CORPORATION RESPONDS TO TAX ACT AND RECORD PERFORMANCE
Bank provides increased pay, stock awards, and investments in employee education

SOUTH BEND, Ind. (January 29, 2018) - 1st Source Corporation (NASDAQ: SRCE), parent company of 1st Source Bank, announces important investments in its people as a result of record performance in 2017 and new tax legislation opportunities.  These new investments include the following:

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The issuance of 10 shares of 1st Source stock (currently valued at approximately $500.00) in early 2019 (which must be held for three years) to all employees who were active with the company on December 31, 2017 and remain active with the company through December 31, 2018.

•	An additional performance award base pay increase of $500.00 to eligible colleagues.

•	A significant increase in the company’s higher education tuition reimbursement program to an annual benefit of $6,000 from $3,000.
Christopher J. Murphy III, Chairman and CEO stated, “We believe in shared ownership among all our colleagues at 1st Source.  We also believe the new tax act gives us additional funds to invest in the company’s long term future. We have increased our dividend to shareholders, we have and will invest in new systems to better serve clients, and we are investing more in the education and personal development of our colleagues. This strongly aligns with our culture and values. We also want all our colleagues to think like owners. As owners, we obsess about our clients, we work tirelessly to grow the company, and we should eliminate needless bureaucracy and waste all the while helping our clients realize their dreams.”
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Murphy, concluded: “We want all colleagues to share in the celebration of our 2017 performance. The pay increase rewards our colleagues for their commitment and dedication to providing outstanding client service.  And, with the added educational assistance, 1st Source reinforces its commitment to lifelong learning so we can give the best advice, the best service, in the best manner to people in the communities we serve. We are committed to straight talk and sound advice while always keeping our customers’ best interest in mind for the long term, helping them achieve security, build wealth, and realize their dreams. We are pleased that the tax act has given us the opportunity to do even more good for colleagues, clients, and the communities we serve.”

1st Source Corporation, parent company of 1st Source Bank, has assets of $5.89 billion and is the largest locally controlled financial institution headquartered in the northern Indiana-southwestern Michigan area. The Corporation includes 79 banking centers, 23 1st Source Bank Specialty Finance Group locations nationwide, eight Wealth Advisory Services locations and ten 1st Source Insurance offices. For more than 150 years, 1st Source has been committed to our mission of helping our clients achieve security, build wealth and realize their dreams. For more information, visit www.1stsource.com.
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